Mail Stop 3561

                                                               September 6,
2018


     Mr. Ralph Izzo
     Chairman of the Board, President and Chief Executive Officer
     Public Service Enterprise Group Incorporated
     80 Park Plaza
     Newark, New Jersey 07102

            Re:       Public Service Enterprise Group Incorporated
                      PSEG Power LLC
                      Form 10-K for Fiscal Year Ended December 31, 2017 Filed February 26, 2018
                      File Nos. 1-9120 and 1-34232

     Dear Mr. Izzo:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ William H.
Thompson

                                                               William H.
Thompson
                                                               Branch Chief
                                                               Office of
Consumer Products